Exhibit 99.1

Coffee Holding Company Reports Third Quarter Results.

STATEN ISLAND, New York – September 12, 2025. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company,” “our” or “we”) announced its operating results for the fiscal quarter ended July 31, 2025. “We had net sales of $23.9M for the three months ending July 31, 2025 compared to $18.8M for the same period in 2024, an increase of 27%. However, we experienced a net loss of $1.19M for the period, as our derivative positions represented a $2.2M negative impact on our profitability.” Said Andrew Gordon, President and CEO of the Company.

“Operations continue to remain strong, and it was unfortunate that our derivatives had such an effect on our results, but the coffee market was in freefall for most of the quarter as the uncertainty and the impact of President Trump’s tariffs along with the weight of next Brazil’s harvest sent coffee prices spiraling lower by $1.25 in the third quarter.

Fortunately, we held our positions during the period, as coffee prices have now resumed their prior upward trajectory and are trading near all-time historic highs again. We believe this will ensure that our inventory positions continue to be secured at least through the end of 2025.

In addition, we believe a reversal of the unrealized loss on many of these derivatives in the fourth quarter will occur, thereby boosting profits and confirming the previously announced anticipated dividend based on our year-end profits.

Also, during this quarter, our latest acquisition, Second Empire, recorded a profit in July. This success in a relatively short period of time hopefully confirms the future success of our initiatives. We now expect Second Empire to be accretive to earnings on a go-forward basis.

Although our borrowing increased during this quarter, we built our inventories in advance to avoid the maximum impact of the tariffs. This was essential, as the decline in coffee prices forced many of our competitors into price concessions, which now have to be reversed due to the recent climb in coffee prices.

Our company, on the other hand, held to our previously announced price increases and did not pass on the additional costs resulting from the tariffs to our customers, which had a minimal impact on us for the three-month period.

Moving forward, however, as we continue to deplete our “tariff-free” inventories, it may become necessary for us to implement tariffs to many of our wholesale and retail customers, similar to what the national brands are doing, in order to maintain our margins. We do not expect major pushback against implementing such price increases as this has unfortunately become normalized in the industry over the last several months.

Lastly, although this quarter’s earnings were disappointing due to the unrealized loss on derivatives, operations still remain profitable during what I consider to be the most challenging period I’ve seen in my forty years in the coffee industry.

I believe we are headed for a promising outlook for the fourth quarter and the near future” concluded Andrew Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800